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                                                                    Exhibit 5(a)


                                  June 4, 1998


Huntington Bancshares Incorporated
41 South High Street
Columbus, Ohio  43287

The Chase Manhattan Bank
450 West 33rd Street
New York, NY 10001
Attention: Global Trust Services

Ladies and Gentlemen:

         In connection with the registration under the Securities Act of 1933, as amended (the "Act") on a Form S-3 Registration Statement (the "Registration Statement") of $250,000,000 aggregate principal amount of Junior Subordinated Debentures (the "Subordinated Debentures") of Huntington Bancshares Incorporated, a Maryland corporation (the "Company"), $250,000,000 aggregate liquidation amount of Capital Securities (the "Capital Securities") of Huntington Capital II, Huntington Capital III, Huntington Capital IV, Huntington Capital V, and Huntington Capital VI, each of which is a business trust created under the laws of the State of Delaware (each, a "Trust"), and the Guarantees with respect to the Capital Securities (the "Guarantees") to be executed and delivered by the Company for the benefit of the holders from time to time of the Capital Securities, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

         Upon the basis of such examination, we advise you that, when:

                  (i) The Registration Statement relating to the Subordinated Debentures, the Capital Securities and the Guarantees has become effective under the Act;

                  (ii) the Indenture relating to the Subordinated Debentures has been duly executed and delivered;

                  (iii) the Guarantee Agreement relating to the Guarantees with respect to the Capital Securities of a Trust has been duly executed and delivered;

                  (iv) the Amended and Restated Trust Agreement of such Trust has been duly executed and delivered;

                  (v) the terms of the Subordinated Debentures and of their issuance and sale have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under, or breach of, any agreement or instrument binding upon the
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Huntington Bancshares Incorporated
June 4, 1998
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         Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company;

                  (vi) the terms of the Capital Securities of such Trust and of their issuance and sale have been duly established in conformity with the Amended and Restated Declaration of Trust of such Trust so as not to violate any applicable law or result in a default under, or breach of, any agreement or instrument binding upon such Trust and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over such Trust;

                  (vii) the Subordinated Debentures have been duly executed and authenticated in accordance with the Indenture and issued and delivered as contemplated in the Registration Statement; and

                  (viii) the Capital Securities have been duly executed in accordance with the Amended and Restated Declaration of Trust of such Trust and issued and delivered as contemplated in the Registration Statement, the Subordinated Debentures and the Guarantees relating to the Capital Securities of such Trust will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and similar laws of general applicability relating to or affecting creditors' rights, to general equity principles, and to an implied covenant of good faith and fair dealing.

         The foregoing opinion is limited to the laws of the State of Maryland, and where applicable, the Federal laws of the United States. The Subordinated Debentures and the Guarantees provide that they shall be governed by the laws of the State of New York. For purposes of our opinion, we have not examined the laws of the State of New York or the question of what law would govern the interpretation or enforcement of the Subordinated Debentures or the Guarantees. Our opinion therefore is based on and qualified by the assumption that the internal laws of the State of New York and the State of Maryland are in all relevant respects identical. We are expressing no opinion as to the effect of the laws of any other jurisdiction.

         We understand that you have received opinions regarding the Capital Securities from Richards, Layton & Finger, P.A., special Delaware counsel for the Company and each Trust. We are expressing no opinion with respect to the matters contained in such opinions.

         Also, we have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.
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Huntington Bancshares Incorporated
June 4, 1998
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         We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and to the references to us under the heading "Validity of Securities" in the Prospectus and Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                      Very truly yours,

                                      /s/ Porter, Wright, Morris & Arthur

                                      PORTER, WRIGHT, MORRIS & ARTHUR